                                                                   EXHIBIT 12.1

                            STANDARD PACIFIC CORP.
           RATIO OF EARNINGS TO FIXED CHARGES--CONTINUING OPERATIONS

                            (DOLLARS IN THOUSANDS)

                                     FOR THE YEAR ENDED DECEMBER 31,
                               -----------------------------------------------
                                 1997     1996      1995      1994      1993
                               --------  -------  --------  --------  --------
Fixed charges:
  Total interest incurred..... $ 17,026  $16,687  $ 19,200  $ 19,600  $ 21,146
  Interest factor in lease
   rentals....................      400      400       400       400       400
                               --------  -------  --------  --------  --------
  Fixed charges............... $ 17,426  $17,087  $ 19,600  $ 20,000  $ 21,546
                               ========  =======  ========  ========  ========
Earnings and adjustments:
  Income from continuing
   operations before income
   taxes...................... $ 41,046  $12,948  $(37,247) $ 11,200  $ (1,617)
  Add (deduct):
    Depreciation and
     amortization.............      586      555       231       298       181
    Noncash charges(1)........      --       --     46,491       --      3,100
    Income from unconsolidated
     joint ventures...........   (3,787)  (4,708)   (6,953)   (4,234)      --
    Cash distributions from
     joint ventures...........    1,197    7,950     6,000       --        --
    Fixed charges, above......   17,426   17,087    19,600    20,000    21,546
    Capitalized interest......  (12,044)  (9,545)  (17,340)  (19,600)  (21,146)
    Amortization of previously
     capitalized interest.....   23,475   16,920    27,638    33,069    20,069
                               --------  -------  --------  --------  --------
  Adjusted earnings........... $ 67,899  $41,207  $ 38,420  $ 40,733  $ 22,133
                               ========  =======  ========  ========  ========
  Ratio of earnings to fixed
   charges....................     3.90     2.41      1.96      2.04      1.03
                               ========  =======  ========  ========  ========

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(1) The $46.5 million noncash charge recorded in 1995 represents a pretax charge to operations for the Company's adoption of Financial Accounting Standards No. 121. In 1993, the Company recorded a $3.1 million noncash charge against operations to writedown certain projects to their estimated net realizable values.